Exhibit 10.2

BPZ Energy, Inc.

Tax-Qualified Stock Option Agreement

This Tax-Qualified Stock Option Agreement (the “Agreement”) is entered into and made as of                  (the “Date of Grant”), between BPZ Energy, Inc., a Colorado corporation, including, without limitation, any of its affiliated entities (the “Company”), and                  (the “Optionee”). The Optionee currently serves as the                  of the Company and the Company desires, pursuant to its 2005 Long-Term Incentive Compensation Plan (the “Plan”), to afford an incentive to the Optionee by granting an option to purchase shares of Company’s common stock, no par value (the “Common Stock”).

1)             Option Grant. The Corporation hereby irrevocably grants to the Optionee the option to purchase                     shares of Common Stock (the “Option”), subject to adjustment as provided in Section 11 hereof, on the terms and conditions set forth herein. This option is intended to qualify as an “Incentive Stock Option” pursuant to Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to the extent such tax treatment may be available. The Company does not represent or warrant that any such tax treatment will be accorded to the Optionee.

2)             Exercise Price. The exercise price of the Common Stock covered by the Option shall be $     per share, subject to adjustment as provided in Section 11 hereof.

3)             Term of Option. Unless earlier terminated pursuant to the provisions of this Agreement or the Plan, the unexercised portion of the Option shall expire and cease to be exercisable at 5:00 p.m. Houston, Texas Time on the tenth anniversary of the Date of Grant (“Expiration Date”). In no event shall any other provision of this Agreement serve to extend the exercise period of the Option beyond the Expiration Date.

4)             Vesting of Option. The Option is exercisable only to the extent it is vested. Subject to adjustment pursuant to Section 5, below, the shares subject to the Option shall vest cumulatively in            equal installments of            shares each. The first such installment shall vest on                 and the remaining       installments shall vest on each of the succeeding         anniversaries of the Date of Grant, provided that the Optionee shall have been continuously employed by, or providing services to, the Company since the Date of Grant, subject to adjustment pursuant to Section 5, below. If the Optionee is serving as a consultant to the Company, vesting shall occur under this section if the Optionee is available to perform the consulting services contemplated under this Agreement on each such anniversary date, whether or not such services are actually being performed on these dates. In the event of a question as to whether the Optionee is available to perform services to the Company, the decision of the Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, shall be binding. All or any part of the vested portion of the Option may be exercised at any time in accordance with this Agreement.

5)             Termination of Service. In the event of termination of the Optionee’s service relationship (whether as an employee, director, advisor or consultant) with the Company before the Optionee has exercised the Option in full or the Option has expired pursuant to Section 3, the following provisions shall apply. The terms, provisions and definitions of this Section 5 shall have application only for purposes of this Agreement and shall not have general application to the Optionee’s termination of service with the Company.

a.               Termination by Death or Disability. If the Optionee’s service relationship is terminated as a result of the Optionee’s death or disability (as defined in the Plan), then the Optionee shall, solely for the purpose of determining vesting under this Agreement, be credited with service through the next vesting date and the vested portion of the Option shall remain exercisable for a period of one year from the date of the Optionee’s termination of service by reason of death or disability.

b.              Retirement from the Company. If the Optionee retires as an employee or director of the Company upon the attainment of at least 60 years of age with at least five continuous years of service to the Company, the Option shall become fully vested and shall remain exercisable for a period of one year from the date of retirement.

c.               Termination for Cause. In the event that the Optionee’s service to the Company is terminated for Cause (as herein defined), the unexercised portion of the Option, whether vested of unvested, shall immediately be terminated. To the extent that any exercise of the Option has not been completed or has been suspended pending the outcome of a review of the Optionee’s status with the Company by the Committee, such pending exercise may be cancelled. In the event of such cancellation, any payment tendered to the Company for exercise of the Option shall be returned to the Optionee. Solely for the purposes of this Agreement, “Cause” is defined as (i) willful misconduct in the performance of or material breach of duties required of the Optionee which results or is expected to result in material harm to the Company, (ii) conviction of a felony, (iii) the material breach of any corporate policy or code of conduct established by the Company, including the improper disclosure of confidential information about the Company, which results or is expected to result in material harm to the Company, or (iv) willful conduct that the Optionee knows or should know is materially injurious to the Company. The Committee is solely responsible for the decision to terminate the Optionee for Cause and the Optionee must be notified in writing of such termination.

d.              Termination Related to Unsatisfactory Performance. If the Optionee’s service relationship is terminated by the Company for Unsatisfactory Performance (as herein defined), and the Optionee has completed at least one year of service to the Company, the Optionee shall, solely for purpose of determining vesting under this Agreement, be credited with an additional four months of service, and the vested portion of the Option shall remain exercisable for a period of 180 days from the date of termination. If the Optionee has not completed one year of service to the Company, the unvested portion of the Option shall immediately expire and cease to be exercisable. Any vested portion of the Option shall remain exercisable for a period of 180 days from the date of termination. Solely for the purposes of this Agreement, “Unsatisfactory Performance” is defined as (i) failure to meet the minimum requirements of the position, (ii) excessive absenteeism, (iii) insubordinate behavior, (iv) behavior which is disruptive to the work environment or detrimental to the performance of other employees, (v) negative comments about the Company to investors, customers or others outside the Company, (vi) breach of any corporate policy or code of conduct established by the Company, or (vii) failure to perform the duties and responsibilities required of the Optionee at substantially the same level of performance previously established by the Optionee. The Optionee may be terminated for Unsatisfactory Performance by his or her direct supervisor. In the event that the Optionee does not agree with the reasons for such termination, the Optionee may appeal to the Committee, whose decision in the matter shall be final. To the extent that the actions giving rise to termination of service may qualify as both for “Cause” and “Unsatisfactory Performance,” the Committee shall have the sole discretion to determine which category shall apply to such termination.

e.               Other Termination by the Company. If the Optionee’s service relationship to the Company is terminated by the Company for any reason other than Cause or Unsatisfactory Performance, the Option shall become fully vested and shall be exercisable for a period of one year after the date of termination. For purposes of this Agreement, if the Optionee resigns for Good Reason, such resignation shall be regarded as termination by the Company for purposes of this section. Solely for purposes of this Agreement, “Good Reason” shall mean termination by Optionee of Optionee’s employment with or service to the Company in connection with or due to (i) a significant change in the nature, status, or scope of the Optionee’s duties, responsibilities, or authorities, (ii) a permanent change and relocation of Optionee’s principal place of employment with the Company, which is more than twenty-five miles away from the prior location, (iii) a breach by the Company of any material provision of any Employment Agreement with the Optionee, which, if correctable, remains uncorrected for thirty days following written notice of such breach by Optionee to the Company, (iv) material diminution in the Optionee’s compensation or participation in bonus, stock option, incentive award, employee benefits or other compensation plans provided by the Company for executives with comparable duties or responsibilities, (v) a material misrepresentation pertaining to the Company by any of the Company’s officers or directors, or (xi) engagement by the Company in any illegal or unethical activity or a request by any of the Company’s officers or directors that the Optionee engage in or ignore any illegal or unethical activity.

f.                 Voluntary Resignation. If the Optionee voluntarily resigns or otherwise voluntarily terminates his service relationship to the Company other than for Good Reason, the unvested portion of the Option shall immediately expire and cease to be exercisable. Any vested and unexercised portion of the Option shall remain exercisable for a period of 180 days from the date of voluntary resignation.

g.              Conduct by the Optionee. Notwithstanding the voluntary resignation or other termination of the Optionee, if the Company determines, prior to the delivery of shares upon any exercise of the Option, that the Optionee has engaged in conduct which would justify termination for Cause or Unsatisfactory Performance, the vesting terms and exercise period of any portion of the Option for which the exercise has not been completed may be retroactively adjusted to the date of termination pursuant to the relevant provisions of this Agreement.

h.              Employment Agreements. If the Optionee is a party to any employment or consulting agreement with the Company which provides for treatment of the Option that is inconsistent with the provisions of this Section 5 or any other provision of this Agreement, whichever agreement provides the more favorable treatment to the Optionee shall prevail.

i.                  Expiration of Option. If the Option is not exercised in accordance with the provisions of this Agreement during the period such Option remains exercisable pursuant to this Section 5, the Option shall expire and cease to be exercisable. In no event shall any of the above provisions serve to extend the period of exercise beyond the Expiration Date.

6)             Method of Exercise. The Optionee shall exercise the Option by delivering a signed, written notice to the Company which states the election to exercise all or any part of the vested shares under this Agreement and the number of shares of Common Stock being purchased with respect thereto. Payment of the exercise price for the shares so purchased and any required tax withholding shall be made by any of the following methods:

a.               Payment in Cash. The Optionee may deliver the required payment or payments in cash, check or cash equivalent. The Optionee is not required to deliver certified funds, but the Company may delay delivery of the shares of Common Stock being purchased under the Option until it has received collected funds.

b.              Immediate Sales Proceeds. “Immediate Sales Proceeds” (sometimes referred to as “Broker-Assisted Cashless Exercise”), shall mean the assignment in a form acceptable to the Company of the proceeds of a sale of some or all of the shares acquired upon the exercise of the Option pursuant to a program and/or procedure conducted through a registered securities brokerage firm approved by the Company. Such procedure shall comply with the provisions of Regulation T of the Federal Reserve System, if applicable. The Company reserves the right, in its sole discretion, to decline to approve any such program and/or procedure.

c.               Tender of Company Shares. The Optionee may tender to the Company Qualified Shares of the Company’s Common Stock having a Fair Market Value not less than the exercise price plus the amount of any required tax withholding. For purposes of this Agreement, “Qualified Shares” means shares of the Company’s Common Stock which have either (i) been owned by the Optionee for more than six months or (ii) were not acquired, directly or indirectly, from the Company. For purposes of this Agreement, “Fair Market Value” is defined as the closing market price on the last trading day immediately preceding the date that written notice of exercise is delivered to the Company. Notwithstanding the foregoing, the Option may not be exercised by tender of Company shares if such tender would constitute a violation of the provisions of any law or regulation, or would conflict with any agreement or policy regarding the redemption of the Company’s Common Stock.

d.              Promissory Note. The Company may, in its sole discretion, permit the Optionee to satisfy the obligation for the exercise price and any required tax withholding through the delivery of a promissory note or other deferred payment arrangement. The terms of such promissory note shall be set by the Committee, in its sole discretion, and must comply with the terms of the Plan and all laws and regulations. The Company reserves the right, in its sole discretion, to decline to accept any such promissory note or other arrangement in payment for the obligations under this Agreement.

e.               Net Issuance of Shares. If the shares to be issued upon exercise of the Option are not registered under the Securities Act of 1933 (the “Act”) or are otherwise restricted as to resale by the Optionee, the Optionee may satisfy the obligation for payment of the exercise price and any required tax withholding through a reduction in the number of shares otherwise issuable upon exercise. Such reduction shall be based on the Fair Market Value of such shares.

f.                 Combination. Any of the foregoing methods that are permitted by their terms may be used by the Optionee in any combination.

7)             Tax Status and Withholding. The provisions of the Code pertaining to Incentive Stock Options are highly complex, subject to varying interpretation and can have significant beneficial or adverse tax implications for the Optionee. The Company does not represent or warrant that this option qualifies as an Incentive Stock Option. The Optionee is strongly urged to consult with the Optionee’s own tax advisors regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code and the adverse consequences of other sections of the Code, including the alternative minimum tax. The Company specifically disclaims any undertaking or obligation to advise the Optionee of these tax consequences and will not under any circumstances provide tax advice to the Optionee.

Under Section 422 of the Code, the aggregate fair market value of all Company Common Stock which the Optionee first becomes eligible to exercise during any calendar year may be limited by statute to $100,000 or to such other amount as may be contained in the Code. To the extent this Option, together with any other Incentive Stock Options granted to the Optionee by the Company, exceeds this aggregate limit, it is the intent of this Agreement that the number of shares which are in excess of this aggregate limit shall have the same terms and conditions as all other Option shares, but shall be treated as a Non-Qualified Stock Option. The Optionee further understands that the exercise price of Stock subject to this Option has been set by the Committee at a price that the Committee determined to be not less than 100% (or, if the Optionee, at the Grant Date, owned more than 10% of the total combined voting power of the Company’s outstanding voting securities, 110%) of the Fair Market Value, as determined in accordance with the Plan, of a share of Common Stock on the Grant Date. The Optionee further understands and agrees that the Company shall not be liable or responsible for any additional tax liability incurred by the Optionee in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an Incentive Stock Option within the meaning of the Code.

The Optionee is specifically advised that, in order to qualify for tax treatment as an Incentive Stock Option, the exercise period upon termination of employment may be substantially shorter (generally 90 days, except in the case of disability) than the periods provided in Section 5 of this Agreement. To the extent that any part of the Option does not qualify for Incentive Stock Option treatment under this or any other provision of the Agreement, it is the intent of the Agreement that the shares subject to the Option which do not so qualify shall have the same terms and conditions as all other shares under the Agreement, but shall be treated as a Non-Qualified Stock Option.

If the Optionee satisfies all of the requirements of the Code, this Option may be exempt from regulations requiring the Company to withhold income or other taxes upon exercise. However, the Company does not represent or warrant that the Optionee will qualify for such tax treatment. To the extent the Company determines, based on the guidance of its tax advisors, that the Optionee is subject to withholding of income or other taxes upon exercise, the Company shall notify the Optionee of the amount of such required withholding at the time the Optionee delivers notice of the intent to exercise the Option to the Company.

8)             Delivery of Shares; Registration. The Company shall deliver the shares of Common Stock upon exercise of the Option to the Optionee as soon as practicable, but in any event within ten (10) days of the date of exercise. The Company intends that the shares issuable pursuant to this Option will be registered under a Form S-8 Registration Statement (“Form S-8”) which covers the Plan. If such Form S-8 is effective, the Optionee has been or will be given and hereby acknowledges, prior to any exercise of the Option, the receipt of a Prospectus, which describes the Plan and provides disclosures about the Company’s business and financial information, including risk factors related to the investment in its Common Stock. The Company does not represent or warrant that such Form S-8 will be effective on the date of exercise. If the shares issuable upon exercise are not registered under a Form S-8 or are otherwise restricted as to resale by the Optionee under the provisions of the Act, the share certificates which are issued upon exercise of this Option will carry a restrictive legend, which will indicate that they have not been registered under the Act or are otherwise restricted as to resale. Shares which are not registered or are otherwise restricted may not be readily marketable and the Optionee should be aware that he or she may be required to bear the risk of an investment in the Common Stock for a period of at least one year, if not indefinitely. In this event, the Company may require the Optionee to make certain representations related to the investment in the Company’s Common Stock. The Optionee is urged to seek financial and/or legal advice to assess the financial considerations and potential risk of the decision to exercise the Option.

9)             Notice of Sales upon Disqualifying Disposition. If any exercise of this Option qualifies for treatment as an Incentive Stock Option under the Code and the Optionee disposes of any of the shares acquired pursuant to such exercise (i) within one year from the date of exercise or (ii) within two years from the Date of Grant (the “Disposition Periods”), the Optionee shall notify the Company within 15 days of such disposition. If the Company has not received such notice, it may require the Optionee to provide it with an affidavit that the shares acquired upon exercise are still owned as of the end of such Disposition Periods or that the Optionee has disposed of such shares. If the Optionee fails to provide this affidavit upon request, the Company may suffer the loss of valuable tax benefits. The parties to this Agreement hereby agree that if the Optionee fails to provide such affidavit, the Optionee shall be liable to the Company for an amount equal to 35% of the gain on the date of the written notice of exercise.

Such gain shall be calculated as the positive difference between the Fair Market Value of the Common Stock and the exercise price of such Option.

10)           Non-Transferability of Option. This Option is not transferable by the Optionee other than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) as may be permitted under policies that may be adopted by the Committee in its sole discretion. The Option is exercisable only by the Optionee during his or her lifetime. Except as permitted by the preceding sentence, this Option, or any right granted under this Agreement, shall not be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of such other rights contrary to the provisions hereof, or to subject the Option and such other rights to execution, attachment or similar process, shall be null and void.

11)           Adjustment Provisions. In accordance with the provisions of the Plan, in the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment prior to the delivery by the Company of all the shares covered by the Option, the Company shall make appropriate adjustments to the number, class and purchase price of the shares which remain subject to the Option. The Company shall notify the Optionee in writing of any such adjustments.

12)           Change in Status of the Company. In accordance with the provisions of the Plan, any Corporate Transaction or Change of Control (as such terms are defined in the Plan) shall result in the modification of certain provisions of this Option. Unless the Option granted pursuant to this Agreement is assumed in a transaction to which Section 425(a) of the Code applies, if the Company shall (i) merge or consolidate with another corporation under circumstances where the Company is not the surviving corporation, (ii) sell all, or substantially all, of its assets, or (iii) liquidate or dissolve, then the Option shall terminate on the date and immediately prior to the time such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated, provided that the Optionee shall have the right immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution, to exercise any or all of the vested portion of the Option, unless such Option has otherwise expired or been terminated pursuant to its terms or the terms of the Plan or this Agreement. In the event of such merger, consolidation, sale, liquidation or dissolution, any portion of an outstanding Option which would have vested within eighteen months of the date on which such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated shall vest immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution and shall be part of the vested portion of the Option which the Optionee may exercise. Furthermore, the Board of Directors of the Company, in its sole discretion, shall be permitted under this Agreement to provide for immediate and full vesting of this Option in contemplation of and prior to consummation of any change in status of the Company.

13)           No Rights as a Shareholder. The Optionee shall have no rights and privileges of a shareholder of the Company with respect to any of the shares subject to the Option unless and until such shares shall have been issued to the Optionee. Except as may be specifically provided in the Plan or this Agreement, including, without limitation, the provisions of Section 11 hereof, the Optionee shall have no right to receive dividends on shares which have not been exercised, nor shall any adjustment be made for cash dividends or similar rights granted prior to the date of exercise of the Option.

14)           No Obligation to Maintain Relationship or Grant Options. Nothing contained in this Agreement or this Option shall obligate the Company in any way to continue the employment or other relationship of the Optionee to the Company, nor shall it interfere in any way with the right of the Company to terminate the employment or services of the Optionee at any time. The Optionee also agrees and acknowledges that the grant of stock options is completely discretionary and that the Company is under no obligation to make any future grants of stock options to the Optionee.

15)           Incorporation of Plan Provisions. This Agreement is being entered into pursuant to, and is subject to, the terms and provisions of the Plan, a copy of which has been provided to the Optionee. All of the terms and provisions of the Plan are incorporated herein by reference. Any amendments to the Plan which are made subsequent to the Date of Grant shall only be binding if they are to the benefit of the Optionee. If the terms of this Agreement and the Plan are in conflict, such conflict shall generally be resolved in favor of the Optionee, subject to the final decision of the Committee, which decision shall be binding on the Optionee. All matters of administration or interpretation of this Agreement or the Plan shall be determined by the Committee or by management of the Company to the extent such duties have been delegated by the Committee.

16)           Notices. Notices and other communications provided for herein shall be in writing and shall be hand delivered or sent by certified mail, return receipt requested, to the appropriate address set forth below, subject to written notice of change of address given by any party to the other party, and such notices and communications shall be deemed to be given upon dispatch:

If to the Company, to:

BPZ Energy, Inc.
Attn:  Chief Executive Officer
580 Westlake Park Blvd, Suite 525
Houston, Texas 77079
(281) 556-6200 (Phone)
(281) 556-6377 (Fax)

If to the Optionee, at the address stated below his or her signature on this Agreement.

15.           Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws. If any provision of this Agreement or the Plan shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, such provision shall be reformed to the minimum extent necessary to cause such provision to be valid and enforceable, while preserving the intent of the parties. If such provision cannot be so reformed, such provision shall be severed from the Agreement or the Plan and the remaining terms and provisions of the Agreement and the Plan shall remain valid and enforceable to the maximum extent possible.

16.           Successors. The provisions of this Agreement shall be binding upon, and inure to the benefit of, all successors and assigns of the Company, and all successors and assigns of the Optionee, including, without limitation, his or her estate and the executors, administrators or trustees thereof, his or her heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the Optionee.

17.           Modification. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto and when executed supersedes any prior oral or written agreements and understandings related to the Option. This Agreement may be modified or amended only by a written instrument executed by the Company and the Optionee, except as specifically provided to the contrary by the Plan or this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

By:
Manuel Pablo Zúñiga-Pflücker
President and Chief Executive Officer

OPTIONEE

By:
Optionee Name
Optionee Address
Optionee City, State, Zip